EXHIBIT 99.1

Amyris Reports Third Quarter 2018 Financial Results

  Q3 2018 GAAP revenue of $14.9 million, compared with GAAP revenue of $24.2 million for Q3 2017. Third-quarter revenue of $14.9 million compared with the same period in 2017 of $22.5 million when adjusted for the loss making product sales on contracts assigned to DSM.
  Q3 2018 Adjusted gross margin of $8.2 million, or 55% of revenue, compared to Q3 of 2017 of $8.3 million, or 34%.
  Current quarter delivering at $200 million of annualized recurring revenue rate* with over 60% gross margin. Doubling recurring revenue year on year while tripling adjusted gross margin dollars.
  Sugarcane based zero calorie sweetener successfully scaled and shipping commercially

EMERYVILLE, Calif., Nov. 13, 2018 (GLOBE NEWSWIRE) -- Amyris, Inc. (Nasdaq:AMRS), the industrial bioscience company, today announced preliminary unaudited financial results for the third quarter ended September 30, 2018.

“We are pleased with the rapid ramp up of our new, zero calorie sweetener product and our continued strong recurring revenue growth,” said John Melo, President and CEO of Amyris. “However, we are very disappointed with the volatility of the Vitamin E market and its direct impact on our third quarter revenue. Some of this shortfall is expected be made up with our core market revenue performance through year end.”

Continued Melo, “While the unpredictable nature of the Vitamin E market and our royalty is disappointing, we are very pleased by the strong growth of our Clean Beauty business, the early demand for our zero calorie sweetener and for the better than planned growth of our ingredients business. Our recurring revenue has been doubling year on year and we are on pace to deliver for the fourth quarter at an annualized rate of about $200 million in recurring revenue. This is double what we did in recurring revenue for the fourth quarter of last year and a great testament to the quality of our product portfolio and of our partnerships where we are delivering strong results. We are achieving this revenue growth from our product sales and long term partnerships while delivering three times the gross margin dollars year to date 2018 versus 2017 at this time. We expect strong continued recurring revenue growth where we control our destiny while delivering industry leading gross profit.”

*(product and collaboration revenue connected to three year agreements or 10 year supply relationships)

Key Highlights

Other key recent operating and development highlights included:

  Announcing that its zero calorie sweetener made from sugarcane has received designation as GRAS (Generally Recognized as Safe) by an independent expert panel. This designation is based on FDA requirements and allows Amyris to begin commercially selling its new,  zero calorie sweetener.

  Executing first major supply and distribution agreement for Amyris’s new sweetener with ASR Group, the world’s largest cane sugar refiner and one of the world’s leading marketers of sugar and sweeteners. The long term agreement for up to 80% of Amyris’s ingredient production guarantees ASR Group a supply of the sugarcane derived sweetener – key to the company’s future plans to expand its product offering with the addition of a new sweetener brand to be marketed and distributed globally, via business to business and direct to consumer.

  Successfully producing and shipping the company’s sweetener at industrial scale during the fourth quarter to meet robust interest and demand from four or more global partners. The company is on track to meet all customer shipments for the product this year and expects to make and ship significant commercial tonnage this year and over 200 thousand metric tons in 2019. A variety of Amyris’s signed sweetener partners will discuss the value proposition of using the company’s sweetener at No Compromise™ Sweetness – The Amyris Sweetener Launch, an invitation only special event for investors, media and guests in New York on December 3, 2018.

  Signed extensive multi-year, multi-million-dollar collaboration agreement with leading Chinese pharmaceutical company, Yifan Pharmaceutical Co., Ltd. (SZ.002019) (“Yifan”) in September 2018 and subsequent significant material agreement for a second molecule in November 2018. The first product resulting from the partnership is expected to be commercialized within the Chinese market as well as the rest of the global market by 2021 with other products to follow. Amyris anticipates this will be one of several key agreements with Chinese partners that will be a material revenue driver after products have been successfully commercially scaled.

  Announced successful close of secondary offering of approximately 8.8 million shares by certain existing stockholders at a public offering price of $6.25 per share. The transaction generated approximately $46 million in gross cash proceeds to the company and broadly diversified Amyris’s institutional ownership while also reducing the impact of derivate liabilities on its income statement associated with warrants, which were exercised as part of the transaction.

Financial Performance (preliminary unaudited)

Third Quarter 2018

  GAAP revenue for the third quarter of 2018 was $14.9 million, compared with $24.2 million for the third quarter of 2017. Renewable products revenue for the quarter was $9.6 million compared with $11.0 million for the same period a year ago. Grants and collaborations revenue was $5.1 million for the third quarter of 2018 compared with $12.2 million for the year-ago period. Licenses and royalties revenue of $142,000 compared with $1.0 million for the third quarter of 2017. Overall, third-quarter revenue of $14.9 million compared with the same period in 2017 of $22.5 million when adjusted for the low margin product sales on contracts assigned to DSM.

  Sales, general and administrative expenses were $21.0 million for the third quarter of 2018 compared with $15.5 million for year-ago period, primarily reflecting Biossance growth and an increase in headcount as well as one time costs. Research and development expenses of $16.4 million for the quarter were up from $15.2 million for third-quarter 2017 due to increased spend for advancements in purification and process development for the commercial ramp of the company’s sweetener product and for work related to products moving into commercialization phase over the next six months.

  GAAP net loss attributable to Amyris common stockholders for the third quarter of 2018 was $68.6 million, or $1.13 per basic and $1.67 per diluted share, compared with a GAAP net loss attributable to Amyris common stockholders for the third quarter of 2017 of $42.8 million, or $1.14 per basic and diluted share.

  Non-GAAP net loss for the third quarter of 2018 was $38.6 million, or $0.63 per basic share. This excluded loss from change in fair value of derivative instruments, stock-based compensation expense and cumulative dividends on preferred stock. This compared with a non-GAAP net loss of $30.4 million, or $0.81 per basic share for the third quarter of 2017.

Nine Months Ended September 30, 2018

  GAAP revenue for the first nine months ended 2018 was $61.1 million, compared with $62.9 million for 2017. Revenue for the nine months ended September 30, 2018 of $61.1 million compared with the same period in 2017 of $54.9 million when adjusted for the loss making product sales on contracts assigned to DSM.

  GAAP net loss attributable to Amyris common stockholders for the nine months ended September 30, 2018 was $159.4 million, or $2.86 per basic and diluted share. Included were several large non-cash items, including loss from extinguishment of debt and a non-cash loss from changes in the fair value of derivatives, stock-based compensation expense and depreciation. This compared to a net loss of $90.5 million, or $3.32 per basic and diluted share for the same period of fiscal 2017.

  Non-GAAP net loss for the first nine months of fiscal year 2018, excluding the non-cash items mentioned, was $87.6 million, or $1.57 per basic share, compared to a non-GAAP net loss for the period of 2017 of $99.0 million, or $3.63 per basic share.

FINANCIAL RESULTS AND NON-GAAP INFORMATION

To supplement our financial results and guidance presented on a GAAP basis, we use non-GAAP measures that we believe are helpful in understanding our results. These non-GAAP measures are among the factors management uses in planning and forecasting future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to Amyris’s historical performance as well as comparisons to the operating results of other companies. Management believes these non-GAAP financial measures are useful to investors because they allow for greater transparency into the indicators used by management to understand, manage, and evaluate our business and make operating decisions. Our non-GAAP financial measures include the following:

Non-GAAP net income/(loss) calculated as GAAP net income/loss excluding stock-based compensation expense, gain on divestitures, gains and losses from changes in the fair value of derivatives, debt extinguishment costs, depreciation, as well as tangible asset impairments.

Non-GAAP adjusted gross profit (loss) is calculated as cost of product sold and excludes other costs and provisions, excess capacity and depreciation and amortization.

Non-GAAP financial information is not prepared under a comprehensive set of accounting rules, and therefore, should only be read in conjunction with financial information reported under U.S. GAAP in order to understand Amyris’s operating performance. A reconciliation of the non-GAAP financial measures presented in this release, including non-GAAP net income/(loss), to the most directly comparable GAAP financial measure, is provided in the tables attached to this press release.

QUARTERLY CONFERENCE CALL TODAY

Amyris will discuss these results and provide a business update in a conference call scheduled for 4:30 p.m. ET (1:30 p.m. PT) today. Investors may access the call by dialing (866) 516-3867, participant passcode: 5174706.

A live audio webcast of this conference call and accompanying presentation is also available by visiting the investor relations section of the company's website at http://investors.amyris.com. A replay of the webcast will be available at the investor relations section of the company's website approximately two hours after the conclusion of the call.

About Amyris
Amyris is the integrated renewable products company that is enabling the world’s leading brands to achieve sustainable growth. Amyris applies its innovative bioscience solutions to convert plant sugars into hydrocarbon molecules and produce specialty ingredients and consumer products. The company is delivering its No Compromise™ products and services across a number of markets, including specialty and performance chemicals, flavors and fragrances, cosmetics ingredients, pharmaceuticals, and nutraceuticals. More information about the company is available at www.amyris.com.

Forward-Looking Statements

This release contains forward-looking statements, and any statements other than statements of historical fact could be deemed to be forward-looking statements. These forward-looking statements include, among other things, statements regarding future events, such as expected revenue and gross margin for Q4 2018 and beyond, anticipated revenue and business growth, expected production, shipments and sales of Amyris’s new sweetener product, anticipated expansion of sweetener product offerings, expected commercialization of products within the Chinese and global markets, and anticipated agreements with Chinese partners, including commercialization of products under such agreements and related revenue. These statements are based on management's current expectations and actual results and future events may differ materially due to risks and uncertainties, including risks related to Amyris's liquidity and ability to fund operating and capital expenses, potential delays or failures in development, production and commercialization of products, risks related to Amyris's reliance on third parties, and other risks detailed from time to time in filings Amyris makes with the Securities and Exchange Commission, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Amyris disclaims any obligation to update information contained in these forward-looking statements, whether as a result of new information, future events, or otherwise.

Amyris, the Amyris logo, Biossance and No Compromise are trademarks or registered trademarks of Amyris, Inc. in the U.S. and/or other countries. All other trademarks are the property of their respective owners.

Contact:

Peter DeNardo
Director, Investor Relations and Corporate Communications
Amyris, Inc.
+1 (510) 740-7481
investor@amyris.com

-Financial Tables Attached-

Amyris, Inc.
Condensed Consolidated Balance Sheets

(In thousands)	September 30, 2018	December 31, 2017

Assets
Current assets:
Cash and cash equivalents	$19,045	$57,059
Restricted cash	1,258	2,994
Accounts receivable, net	35,564	24,281
Unbilled receivable	56	9,340
Inventories	6,260	5,408
Prepaid expenses and other current assets	5,541	5,525
Total current assets	67,724	104,607
Property, plant and equipment, net	16,622	13,892
Unbilled receivable, noncurrent	9,767	7,940
Restricted cash, noncurrent	959	959
Recoverable taxes from Brazilian government entities	1,053	1,445
Other assets	26,557	22,640
Total assets	$122,682	$151,483

Liabilities, mezzanine equity and stockholders' deficit
Current liabilities:
Accounts payable	$11,380	$15,921
Accrued and other current liabilities	27,263	29,402
Deferred revenue	6,698	4,880
Debt, current portion	61,904	36,924
Related party debt, current portion	47,020	20,019
Total current liabilities	154,265	107,146
Long-term debt, net of current portion	43,667	61,893
Related party debt, net of current portion	18,526	46,541
Derivative liabilities	98,662	119,978
Other noncurrent liabilities	8,152	10,632
Total liabilities	323,272	346,190

Mezzanine equity:
Contingently redeemable common stock	5,000	5,000

Amyris, Inc. stockholders’ deficit	(206,527)	(200,644)
Noncontrolling interest	937	937
Total stockholders' deficit	(205,590)	(199,707)
Total liabilities, mezzanine equity and stockholders' deficit	$122,682	$151,483

Unaudited Financial Statements

Amyris, Inc.
Condensed Consolidated Statements of Operations
	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share data)	2018	2017	2018	2017
Revenue
Renewable products (includes related party revenue of $854, $787, $2,092 and $1,502, respectively)	$9,639	$10,996	$21,467	$28,925
Licenses and royalties (includes related party revenue of $(39), $703, $18,248 and $703, respectively)	142	1,022	18,466	6,774
Grants and collaborations (includes related party revenue of $1,748, $634, $5,611 and $783, respectively)	5,085	12,179	21,125	27,158
Total revenue (includes related party revenue of $2,563, $2,124, $25,951 and $2,988, respectively)	14,866	24,197	61,058	62,857
Cost and operating expenses
Cost of products sold	8,574	17,637	19,873	47,684
Research and development (2)	16,445	15,185	50,545	44,141
Sales, general and administrative (2)	21,026	15,454	59,972	44,253
Total cost and operating expenses	46,045	48,276	130,390	136,078
Loss from operations	(31,179)	(24,079)	(69,332)	(73,221)
Other income (expense):
Interest expense	(8,658)	(7,733)	(25,687)	(29,219)
Gain (loss) from change in fair value of derivative instruments (3)	(25,048)	(18,728)	(64,596)	9,933
Gain (loss) upon extinguishment of derivative liability	(1,782)	16,036	75	25,489
Gain (loss) upon extinguishment of debt	-	461	(26)	(3,067)
Other income (expense), net	(1,654)	(136)	1,282	(576)
Total other income (expense)	(37,142)	(10,100)	(88,952)	2,560
Loss before income taxes	(68,321)	(34,179)	(158,284)	(70,661)
(Provision for) benefit from income taxes	-	318	-	49
Net loss attributable to Amyris, Inc.	(68,321)	(33,861)	(158,284)	(70,612)
Less deemed dividend on capital distribution to related parties	-	-	-	(8,648)
Less deemed dividend related to beneficial conversion feature on Series A, B and D preferred stock	-	(6,391)	-	(6,953)
Less cumulative dividends on preferred stock	(279)	(2,567)	(1,073)	(4,242)
Net loss attributable to Amyris, Inc. common stockholders	$(68,600)	$(42,819)	$(159,357)	$(90,455)

Net loss per share attributable to common stockholders, basic (4)	$(1.13)	$(1.14)	$(2.86)	$(3.32)
Net loss per share attributable to common stockholders, diluted (4)	$(1.67)	$(1.14)	$(2.86)	$(3.32)

Weighted-average shares of common stock outstanding used in computing net loss per share of common stock, basic	60,966,071	37,529,694	55,735,571	27,280,894
Weighted-average shares of common stock outstanding used in computing net loss per share of common stock, diluted	61,988,179	37,529,694	55,735,571	27,280,894

(1) Value share revenue has been reclassified to licenses and royalties revenue from renewable products revenue to better reflect the company’s current business model and to provide more transparency as that portion of overall revenue grows. Prior-year amounts have been reclassified to conform to this presentation.

	Three Months Ended September 30,		Nine Months Ended September 30,
(2) Includes stock-based compensation expense as follows:	2018	2017	2018	2017
Research and development	$495	$395	$1,191	$1,320
Sales, general and administrative	2,442	863	4,924	2,622
	$2,937	$1,258	$6,115	$3,942

(3) Upon remeasuring the fair value of its derivative liabilities, the Company recorded non-cash losses for the three and nine months ended September 30, 2018 and the three months ended September 30, 2017, and a non-cash gain for the nine months ended September 30, 2017. Changes in the fair value of derivative liabilities are primarily the result of changes in Amyris's stock price during each of the periods presented. The gains and losses for all periods presented include the change in fair value of derivatives in connection with certain features of outstanding convertible notes and warrants, related to change in control protection and price-based anti-dilution adjustment provisions.

(4) The Company is reviewing its calculations of net loss per share for the three and nine months ended September 30, 2018, which will be finalized in the 10-Q to be filed subsequent to this release.

Amyris, Inc.
Reconciliation of GAAP to Non-GAAP Financial Information
	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share data)	2018	2017	2018	2017
Net loss attributable to Amyris, Inc. common stockholders (GAAP)	$(68,600)	$(42,819)	$(159,357)	$(90,455)
Non-GAAP adjustments:
Stock-based compensation expense	2,937	1,258	6,115	3,942
(Gain) loss from change in fair value of derivative instruments	25,048	18,728	64,596	(9,933)
(Gain) loss upon extinguishment of derivative liability	1,782	(16,036)	(75)	(25,489)
(Gain) loss upon extinguishment of debt	-	(461)	26	3,067
Deemed dividend on capital distribution to related parties	-	-	-	8,648
Deemed dividend related to beneficial conversion feature on Series A, B and D preferred stock	-	6,391	-	6,953
Cumulative dividends on preferred stock	279	2,567	1,073	4,242
Net loss attributable to Amyris, Inc. common stockholders (non-GAAP)	$(38,554)	$(30,372)	$(87,622)	$(99,025)

Weighted-average shares outstanding
Shares outstanding, basic	60,966,071	37,529,694	55,735,571	27,280,894

Net loss per share attributable to Amyris, Inc. common stockholders - Basic (GAAP)(4)	$(1.13)	$(1.14)	$(2.86)	$(3.32)
Non-GAAP adjustments:
Stock-based compensation expense	0.05	0.03	0.11	0.14
(Gain) loss from change in fair value of derivative instruments	0.42	0.50	1.16	(0.36)
(Gain) loss upon extinguishment of derivative liability	0.03	(0.43)	-	(0.93)
(Gain) loss upon extinguishment of debt	-	(0.01)	-	0.11
Deemed dividend on capital distribution to related parties	-	-	-	0.32
Deemed dividend related to beneficial conversion feature on Series A, B and D preferred stock	-	0.17	-	0.25
Cumulative dividends on preferred stock	-	0.07	0.02	0.16
Net loss per share attributable to Amyris, Inc. common stockholders - Basic (non-GAAP)	$(0.63)	$(0.81)	$(1.57)	$(3.63)

Unaudited Financial Statements

Amyris, Inc.
Reconciliation of GAAP to Non-GAAP Financial Information
	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2018	2017	2018	2017
Revenue (GAAP and non-GAAP)
Renewable products	$9,639	$10,996	$21,467	$28,925
Licenses and royalties	142	1,022	18,466	6,774
Grants and collaborations	5,085	12,179	21,125	27,158
Total revenue (GAAP and non-GAAP)	$14,866	$24,197	$61,058	$62,857

Cost of products sold (GAAP)	$8,574	$17,637	$19,873	$47,684
Other costs/provisions	(1,473)	(394)	(3,719)	4,209
Excess capacity	(311)	(382)	(1,288)	(1,931)
Depreciation and amortization	(126)	(928)	(317)	(2,770)
Cost of products sold (non-GAAP)	$6,664	$15,933	$14,549	$47,192

Adjusted gross profit (non-GAAP)(1)	$8,202	$8,264	$46,509	$15,665
Gross margin (%)	55.2%	34.2%	76.2%	24.9%

Research and development expense (GAAP)	$16,445	$15,185	$50,545	$44,141
Stock-based compensation expense	(495)	(395)	(1,191)	(1,320)
Depreciation and amortization	(552)	(1,587)	(2,917)	(4,788)
Research and development expense (non-GAAP)	$15,398	$13,203	$46,437	$38,033

Sales, general and administrative expense (GAAP)	$21,026	$15,454	$59,972	$44,253
Stock-based compensation expense	(2,442)	(863)	(4,924)	(2,622)
Depreciation and amortization	(335)	(179)	(723)	(566)
Sales, general and administrative expense (non-GAAP)	$18,249	$14,412	$54,325	$41,065

(1) Non-GAAP Adjusted Gross Profit is calculated based on non-GAAP adjustments to cost of products sold, and does not include costs related to collaborations.

Unaudited Financial Statements